ASSET PURCHASE AGREEMENT

BETWEEN

GREEN MOUNTAIN COFFEE, INC.

AND

FRONTIER COOPERATIVE HERBS

June 5, 2001

1. Definition of Certain Terms         1

2. Purchase and Sale of Assets        1

2.1 Purchase and Sale           1

2.2 Excluded Assets 2

2.3 Assumed Liabilities 2

2.4 Retained Liabilities 3

2.5 Purchase Price 3

2.6 Returned Inventories 3

2.7 Allocation of Purchase Price 3

3. Closing 3

4. Representations and Warranties of Seller 4

4.1 Organizational Status 4

4.2 Financial Statements 4

4.3 Absence of Undisclosed Liabilities 4

4.4 Absence of Certain Events 4

4.5 Assets Necessary To Business 6

4.6 Authority; Consents; Enforcement: Noncontravention; Noncompetes 6

4.7 Books and Records 7

4.8 Compliance With Legal Requirements; Governmental Authorizations 7

4.9 Condition and Sufficiency of Assets 9

4.10 Contracts 9

4.11 Customers of Seller; Conditions Affecting Seller 9

4.12 Intellectual Property 10

4.13 Inventories 11

4.14 Litigation; Orders 11

4.15 No Agent or Broker 12

4.16 Notices of Violation 12

4.17 Personal Property 12

4.18 Products 12

4.19 Similar Business Ownership 12

4.20 Solvency 13

4.21 Status of Contracts 13

4.22 Subsidiaries and Investments 13

4.23 Tax Clearance 14

4.24 Title to Properties 14

4.25 Completeness of Statement; Effect of Representations and Warranties 14

5. Representations and Warranties of Buyer 14

5.1 Corporate Status 14

5.2 Authority; Consents; Enforcement; Noncontravention; Noncompetes 14

5.3 No Agent or Broker 15

5.4 No Rights to Other Assets 15

5.5 Completeness of Statements; Effect of Representations and Warranties 15

6. Covenants of the Parties 16

6.1 Transition of the Business 16

6.2 Wild Oats Business 16

6.3 Employment of Business's Employees 16

6.4 Further Assurances 16

6.5 Insurance 17

6.6 Filing of Taxes; Payment 17

6.7 Sales and Other State Taxes 17

6.8 Use of Names 17

6.9 Use of Urbana Facility 18

7. Conditions Precedent to Buyer's Obligation to Close 18

7.1 Accuracy of Representations 18

7.2 Seller Performance 18

7.3 Consents 18

7.4 Other Documents 18

7.5 No Proceedings 18

7.6 No Prohibition 19

8. Conditions Precedent to Seller's Obligation to Close 19

8.1 Accuracy of Representations 19

8.2 Buyer's Performance 19

8.3 Consents 19

8.4 Other Documents 19

8.5 No Proceedings 19

9. Deliveries and Actions To Be Taken At Closing 20

9.1 Deliveries by Seller 20

9.2 Deliveries by Buyer 20

9.3 License Agreement 21

9.4 Seller's Noncompetition Agreement 21

9.5 Letter Agreement 21

10. Indemnification; Remedies 21

10.1 Survival; Right to Indemnification 21

10.2 Indemnification and Payment of Damages By Seller 22

10.3 Indemnification By Buyer 22

10.4 Time Limitations 22

10.5 Indemnity Claims 23

10.6 Limitations on Indemnification by Seller 24

10.7 Adjustments for Insurance Proceeds 25

10.8 Sole and Exclusive Remedy 25

11. Miscellaneous Provisions 25

11.1 Amendment; Waiver 25

11.2 Limited Assignment; Binding Effect 25

11.3 Confidentiality of Certain Information 25

11.4 Construction and Interpretation of Agreement 26

11.5 Counterparts 27

11.6 Cumulative Remedies; Specific Performance 27

11.7 Entire Agreement 27

11.8 Exclusive Forum 27

11.9 Exhibits and Schedules 27

11.10 Expenses 27

11.11 Further Assurances 28

11.12 Governing Law 28

11.13 No Public Announcement 28

11.14 No Third Party Beneficiaries 28

11.15 Notices 28

11.16 Recovery of Expenses by Prevailing Party 29

11.17 Severability of Provisions 29

11.18 Time of Essence 29

EXHIBITS

Description Exhibit

Assumption Agreement A

Purchase Price Allocation B

Sales and Other Taxes C

Seller's Authority Certificate D

Seller's Compliance Certificate E

Bill of Sale and Assignment Agreement F

Buyer's Authority Certificate G

Buyer's Compliance Certificate H

License Agreement I

Seller's Noncompetition Agreement J

Letter Agreement K

SCHEDULES

Description Schedule

Assumed Contracts 2.1(c)

Prepaid Expenses 2.1(i)

Excluded Assets 2.2

Customer Commitments 2.3(a)

Organizational Status and Qualification 4.1

Accounting Principles 4.2

Absence of Undisclosed Liabilities 4.3

Absence of Certain Events 4.4

Seller's Consents 4.6(b)

Noncontravention of Governing Documents and Agreements 4.6(d)

Compliance with Legal Requirements 4.8(a)

Governmental Authorizations 4.8(b)

Condition and Sufficiency of Assets 4.9

Contracts 4.10

Customers of Seller 4.11

Intellectual Property Licenses 4.12(b)

Marks 4.12(d)

Inventory 4.13

Litigation 4.14

Personal Property 4.17

Product Warranty 4.18(a)

Similar Business Ownership 4.19

Status of Contracts and Leases 4.21

Subsidiaries and Investments 4.22

Tax Clearance 4.23

Title to Properties 4.24

Buyer's Consent 5.2(b)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement dated June 5, 2001 is between Green Mountain Coffee, Inc. ("Buyer"), a Delaware corporation, and Frontier Cooperative Herbs ("Seller"), an Iowa cooperative association.

Recitals:

A. Seller is engaged in the manufacture and distribution of natural food products, including coffee and coffee related products.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets owned or used by Seller in the conduct of the coffee related segment of Seller's business, for the consideration and upon the other terms and conditions set forth in this Agreement. Such coffee related segment of Seller's business shall be referred to as the "Business"

Agreement:

Now, Therefore, the parties hereby agree as follows:

1. Definition of Certain Terms. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in the Appendix of Defined Terms attached hereto, and, when used herein, shall have the meaning set forth in the Appendix.

2. Purchase and Sale of Assets.

2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and upon the mutual execution and delivery of this Agreement by Buyer and Seller at the Closing on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances, all of Seller's right, title and interest in and to the Business and the following assets of Seller (the "Acquisition Assets"), whether tangible or intangible, of every kind and description, as set forth in this Section 2.1:

(a) Personal Property. All machinery, equipment, fixtures, tools, supplies, spare parts, furniture, and all other tangible personal property and assets owned or leased by Seller and used in or related to the Business as identified on Schedule 4.17 of the disclosure schedules (the "Schedules") ("Personal Property").

(b) Inventories. All inventories of raw materials, work-in-process and finished goods of the Business, wherever located, including inventories located in or about Seller's facilities, at Seller's vendors, in transit to Seller's facilities, at Seller's customers or in transit to any customer of Seller, provided that title has not passed to such customer of Seller ("Inventories").

(c) Contracts. All the interest (including all rights, benefits, duties and obligations) that Seller possesses and has the right to transfer in all written or oral contracts, agreements, indentures, warranties, conditional sales contracts, futures contracts, commodities contracts, licenses, franchises, commitments or other arrangements or agreements and understandings, as identified on Schedule 2.1(c), which relate to the Business or the other Acquisition Assets, and all outstanding offers or solicitations to enter into any of the foregoing ("Contracts").

(d) Data and Records. All operating data and records of Seller related to the Business or the other Acquisition Assets in either original form or copies, as appropriate, including customer lists and records, supplier agreements, rebate details, general commercial information, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, financial, accounting records, correspondence and other similar documents and records ("Data and Records").

(e) Goodwill. The going concern value and goodwill of the Business.

(f) Governmental Authorizations. All Governmental Authorizations owned, held or utilized by Seller in connection with the ownership of the Acquisition Assets and the operation of the Business, and all pending applications therefor, in each case to the extent transferrable to Buyer, as identified on Schedule 4.8(b).

(g) Insurance Proceeds. All insurance proceeds arising in connection with damage or loss to any Acquisition Assets occurring prior to the Closing Date, to the extent not expended for the repair or restoration of the Acquisition Assets ("Insurance Proceeds").

(h) Intellectual Property. All of the intangible and intellectual property relating to the Business which Seller possesses and has the right to transfer, including all Marks, whether registered or unregistered, and Trade Secrets, including all applications for registration thereof.

(i) Prepaid Expenses. All prepaid expenses relating to the Acquisition Assets, including those listed on Schedule 2.1(i) ("Prepaid Expenses").

2.2 Excluded Assets. Notwithstanding the identification of the Acquisition Assets in Section 2.1, the Acquisition Assets shall not include (a) any cash, (b) accounts receivable, (c) the alarm and security system which is a fixture at Seller's Facility, (d) coffee accessories, including coffee filters and other products manufactured by third-parties, and (e) those specific items identified on Schedule 2.2.

2.3 Assumed Liabilities. At the Closing, Buyer shall deliver to Seller an undertaking and assumption, in the form of Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume and agree to discharge only the following specifically enumerated obligations and Liabilities of Seller (the "Assumed Liabilities"):

(a) Customer Commitments. All Liabilities to Seller's customers or clients under purchase orders for products or services not delivered, purchased or otherwise completed on the Closing Date (including rebates and patronage dividend amounts relating to future purchases or sales) as described on Schedule 2.3(a).

(b) Contract Liabilities. All Liabilities of Seller arising after the Closing Date (other than any Liability for, or resulting from, any breach or default thereunder which occurred prior to the Closing) under the Contracts identified on Schedule 2.1(c).

2.4 Retained Liabilities. Except Assumed Liabilities, Buyer shall not assume, and Seller shall remain solely responsible for and shall retain, pay, perform and discharge, any and all other

Liabilities of Seller, whether known, unknown, contingent, executory, fixed or otherwise (the "Retained Liabilities").

2.5 Purchase Price. The purchase price shall be $2,440,000 ("Purchase Price"). The Purchase Price shall be paid by Buyer at the Closing by wire transfer to an account designated by Seller at least two Business Days prior to Closing.

2.6 Returned Inventories. If any customer of Seller returns to Buyer any products sold such customer by Seller, Buyer shall (a) refund to such customer the purchase price of the products or (b) give the customer credit for the purchase price of such products against future purchases from Buyer. In any of such cases, Seller shall pay Buyer the excess of (1) the amount of such refund or credit over (2) the balance of the Basket by delivery of immediately available funds to an account designated by Buyer, or if Buyer elects, by certified check payable to Buyer.

2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquisition Assets as specified in Exhibit B hereto. After the Closing, the parties agree to make consistent use of the allocation, fair market values and useful lives specified in Exhibit B for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including without limitation, the reports required to be filed under section 1060 of the IRC, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date if such form is required to be filed with the IRS. In any Proceeding related to the determination of any Tax, no party hereto shall contend or represent that such allocation is not correct.

3. Closing. Consummation of the purchase and sale of the Acquisition Assets as contemplated in this Agreement (the "Closing") shall take place in either Burlington or Waterbury, Vermont at 9:00 a.m. (local time), or at such other time as the parties may mutually agree upon, on the "Closing Date", which shall be the later of (a) June 5, 2001 or (b) such date as the parties may mutually agree upon. The Closing shall be effective as of the close of business on the last Business Day preceding the Closing Date (the "Effective Date").

4. Representations and Warranties of Seller . Seller hereby represents and warrants to Buyer as follows:

4.1 Organizational Status. Seller is a cooperative association duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller has, and at all times has had, full corporate or other applicable power and authority to own and lease the Acquisition Assets as such properties are now owned and leased and to conduct the Business as and where such business has and is now being conducted. Set forth on Schedule 4.1 are true and complete copies of the Organizational Documents of Seller, as amended through the date hereof. Neither the nature of the business of Seller, nor the character and location of the properties owned or leased by Seller, makes its qualification as a foreign corporation necessary under the laws of any jurisdiction, except as set forth on Schedule 4.1, and except where the failure to be so qualified would not have any Adverse Effect.

4.2 Financial Statements. Schedule 4.2 includes the following financial statements of the Business (the "Business Financial Statements"): unaudited statements of income of the Business for the years ended June 30, 1999 and 2000 and the 10 periods ended April 30, 2001. Buyer acknowledges that the Business Financial Statements reflect amounts related to Seller's tea business and sale of coffee accessories, including coffee filters and other products manufactured by third-parties, none of which are part of the Acquisition Assets or the Business. The Business Financial Statements fairly present the results of operations of the Business for the periods referred to in the Business Financial Statements and, in each instance, have been prepared for Seller's management purposes on a basis consistent with preceding periods. The Business Financial Statements have been prepared from and are in accordance with the books and records of Seller and the Business.

4.3 Absence of Undisclosed Liabilities. Since April 30, 2001, except as shown on Schedule 4.3, Seller has not incurred or become subject to any material Liability, other than Liabilities incurred in the Ordinary Course of Business, all of which have been paid in full in the Ordinary Course of Business or are reflected on Seller's regular books of account on the date hereof and none of which is inconsistent with (a) the representations, warranties and covenants of Seller contained herein or (b) any other provisions of this Agreement.

4.4 Absence of Certain Events. Except as set forth on Schedule  4.4, since April 30, 2001 with respect to the Business and the Acquisition Assets, Seller has not:

(a) Adverse Effect. Suffered an Adverse Effect.

(b) Agreement Termination or Amendment. Terminated or amended or, to the Best Knowledge of Seller, suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party, other than any of such actions which occur in the Ordinary Course of Business or which do not have an Adverse Effect.

(c) Casualty Losses. To the Best Knowledge of Seller, suffered any casualty, damage, destruction or loss to any of its properties not covered by insurance in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

(d) Change in Accounting Principles. Made any change in accounting principles, methods or practices.

(e) Change in Business. Other than entering a letter of intent and this Agreement with Buyer, made any change in the Business or the manner of conducting the Business, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, an Adverse Effect.

(f) Disposal of Assets. Disposed of any of its assets or properties other than in the Ordinary Course of Business.

(g) Encumbrances.  Subjected any of the Acquisition Assets to any Encumbrances or to any other similar charge of any nature whatsoever.

(h) Material Transactions. Entered into any material transactions other than in the Ordinary Course of Business.

(i) New Agreements. Entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) other than purchase orders entered into in the Ordinary Course of Business, which either involve more than $10,000 or were made outside the Ordinary Course of Business.

(j) Waivers and Write-Offs. Waived or released any debts, claims or rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess of $5,000 for any one event or in excess of $25,000 in the aggregate.

(k) Other Events. Been a party to any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Seller other than entering into the letter of intent with Buyer.

(l) Other Agreements. Entered into any agreement or commitment (whether or not in writing) to do any of the above.

and Seller has:

(m) Preserve Business. Used its Best Efforts to (1) preserve the Business of Seller; and (2) preserve the goodwill of Seller's customers and others having business relationships with Seller; and

(n) Operated in the Ordinary Course. Continued the Business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

4.5 Assets Necessary To Business. Seller has all required and proper permits and licenses, including franchises and any other similar documents constituting a material entitlement or otherwise material to the operation of the Business (collectively, the "Permits").

4.6 Authority; Consents; Enforcement: Noncontravention; Noncompetes.

(a) Authority. Seller has the power and authority to execute, deliver and perform this Agreement and all other agreements, certificates or documents contemplated hereby ("Seller Ancillary Documents") and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Seller Ancillary Documents. Seller's officers have full power, authority and capacity to execute, deliver and perform this Agreement and the Seller Ancillary Documents.

(b) Consents. Except as set forth on Schedule 4.6(b), no consent, approval, action or authorization of any third party, including any Governmental Authorization or application to, or other notice or filing with, any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Seller Ancillary Documents by Seller ("Seller's Consents").

(c) Enforcement. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller does not violate any provision of the Organizational Documents of Seller and will not result in a breach or violation or default under any Order which Seller is subject or result in a breach by Seller under any material contract or obligation to which it is bound. Except as set forth on Schedule 4.6(d), neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Seller; (2) materially conflict with, result in a material breach of, constitute a material default under, any Contract or Order to which Seller is a party relating to the Business or the Acquisition Assets; (3) create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Seller is a party relating to the Business or the Acquisition Assets; (4) accelerate any Liability of Seller or the Business; (5) result in the imposition of or creation of any Encumbrance upon or with respect to any of the Acquisition Assets; (6) require any notice under any Contract or Order to which Seller is a party or by which it is bound relating to the Business or the Acquisition Assets or to which any of the Acquisition Assets are subject; or (7) to the Best Knowledge of Seller, require the approval, consent, authorization or act of, or the making by, Seller of any declaration, filing or registration with, any Person.

(e) Restriction on Competition. Seller is not a party to or subject to any contract, arrangement or commitment containing covenants by Seller prohibiting or restricting competition in the Business or restricting the customers from whom, or the area in which, Seller may solicit or conduct business.

4.7 Books and Records. Prior to the execution of this Agreement, Seller made available to Buyer for its examination the books of account and records of the Business ("Books and Records"). The Books and Records are true and complete in all material respects and have been prepared in the usual and customary manner in accordance with reasonable commercial practices for cooperative associations engaged in businesses similar to Seller, including the maintenance of an adequate system of internal controls. No changes or additions to the Books and Records of Seller have been made from the date such Books and Records were first made available to Buyer and, to the Best Knowledge of Seller, nothing which should be set forth in said Books and Records, if prepared in the usual and customary manner of Seller, has occurred from the date such Books and Records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business.

4.8 Compliance With Legal Requirements; Governmental Authorizations.

(a) Compliance With Legal Requirements. To the Best Knowledge of Seller, and except as set forth on Schedule 4.8(a), with respect to the Business:

(1) Seller is, and, at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Acquisition Assets;

(2) no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; or (B) may give rise to any obligation on the part of Seller to undertake or to bear all or any portion of the cost of, any remedial action of any nature; and

(3) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

The failure of Seller to comply with any Legal Requirement will not have an Adverse Effect on Buyer.

(b) Governmental Authorizations. Schedule 4.8(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller that relates to the Business or to any of the assets owned or used by Seller in the Business. Each Governmental Authorization listed or required to be listed on Schedule 4.8(b) is valid and in full force and effect except where the failure to do so would not have an Adverse Effect. Schedule 4.8(b) also sets forth the name of any third party from whom consent must be obtained in order to effect a transfer to Buyer of the Permits to be acquired as a result of the transactions contemplated herein; and, except as set forth on Schedule 4.8(b), Seller has obtained all such consents except where the failure to be so valid and in force and effect would not have an Adverse Effect. To the Best Knowledge of Seller, and except as set forth on Schedule 4.8(b):

(1) Seller is, and at all times since its inception has been, in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.8(b);

(2) no event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.8(b); or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.8(b);

(3) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.8(b) have been duly filed on a timely basis with the appropriate Governmental Bodies and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

To the Best Knowledge of Seller and except as set forth on Schedule 4.8(b), the Governmental Authorizations listed on Schedule 4.8(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner it is currently conducted and operated and to permit Seller to own and use the Acquisition Assets in the manner in which it currently owns and uses the Acquisition Assets, to the Best Knowledge of Seller, and there will not be an Adverse Effect in the Governmental Authorizations as a result of the consummation of the transactions contemplated herein, nor to the Best Knowledge of Seller, will there be any Adverse Effect on Buyer for any failure of Seller to have any Governmental Authorization in full force and effect.

4.9 Condition and Sufficiency of Assets. Except as disclosed on Schedule 4.9, the tangible Acquisition Assets are structurally sound, are free from material defects (patent and latent) and have been maintained in accordance with the manufacturer's recommendations or normal industry practice. Except as disclosed on Schedule 4.9, to the Best Knowledge of Seller, the tangible Acquisition Assets are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used and presently proposed to be used and none of the tangible Acquisition Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.10 Contracts. Schedule 4.10 contains a list of each contract to which Seller is a party with respect the Business and the Acquisition Assets, except for (a) sales or purchase orders entered into in the Ordinary Course of Business; (b) contracts involving Seller's receipt or payment of less than $10,000 in any 12-month period; and (c) contracts cancelable without penalty or payment upon no more than 30 days notice. Seller has furnished Buyer with a true and complete copy of each written contract listed on Schedule 4.10. To the Best Knowledge of Seller, each such Contract set forth on Schedule 2.1(c) is legal, valid, binding, enforceable and in full force and effect and shall, as to Buyer, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. To the Best Knowledge of Seller, no party to any such Contract set forth on Schedule 2.1(c) is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract and no party has repudiated any provision of any Contract set forth on Schedule 2.1(c). Except as set forth on Schedule 2.1(c), all of the Contracts which are set forth on Schedule 2.1(c) are assignable by Seller to Buyer and such assignment may be made without the consent of any other party to the Contract and will not result in a breach, violation or default under any such Contract, except as set forth on Schedule 2.1(c).

4.11 Customers of Seller; Conditions Affecting Seller. Schedule 4.11 sets forth the 30 largest customers of the Business by dollar value of aggregate purchases from Seller for Business related products and services over the 43 months ended January 31, 2001. To the Best Knowledge of Seller, except as set forth on Schedule 4.11, none of the customers identified on Schedule 4.11 have terminated their relationship with Seller or otherwise ceased doing business with Seller or otherwise indicated to Seller that the amount of revenue or gross margin accounted for by such customer is likely to be materially less after the date hereof than the amount reflected for such customers on Schedule 4.11. Except as set forth on Schedule 4.11, to the Best Knowledge of Seller, Seller has no reason to anticipate that the amount of revenue or gross margin related to such customer is likely to be materially less in the 24 month period immediately succeeding the Closing Date than the amount reflected for such customers on Schedule 4.11. To the Best Knowledge of Seller, there are no conditions existing with respect to markets, services, facilities, personnel or suppliers to Seller which are likely to have an Adverse Effect on Seller. Seller has disclosed to Buyer its standard terms and conditions of sale and identified all customers with annual purchases in excess of $20,000 which have been granted a deviation from such standard terms and conditions of sale.

4.12 Intellectual Property.

(a) Definition of Intellectual Property. The term "Intellectual Property" as used in this Agreement shall mean the following:

(1) the name "Frontier" as it is used with coffee related products and all other Marks; and

(2) all Trade Secrets relating to the Business.

(b) Ownership of Intellectual Property. Seller owns or has the right to use all of the Intellectual Property material to the operation of the Business as it is currently conducted. Except for the Intellectual Property licensed by Seller as a licensee, a copy of each such license is attached to Schedule 4.12(b) and, except as otherwise disclosed on Schedule 4.12(b), Seller owns all right, title and interest in and to all of the Intellectual Property, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party. All Intellectual Property is either assignable or licensable by Seller to Buyer and such assignment or license may be made without the consent of any third party and will not result in any breach, violation or default under any agreement involving Intellectual Property.

(c) Patents. The Business does not own or use any patents or design registrations. To the Best Knowledge of Seller, none of the products manufactured and sold, nor any process or know-how used, by Seller in the Business infringes or is alleged to infringe any patent or other proprietary right of any third party.

(d) Marks. Set forth on Schedule 4.12(d) is a complete and accurate list and summary description of all of Seller's marks which relate to the Business ("Marks"). Except as disclosed on Schedule 4.12(d):

(1) Seller is the owner of all right, title and interest in and to each of the Marks, free and clear of all Liens, security interests, charges, Encumbrances, equities and other adverse claims;

(2) all Marks that have been registered with the United States Patent and Trademark Office are (A) currently in compliance with all applicable Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications); (B valid and enforceable; and (C) not subject to actions falling due within 90 days after the date hereof, except for such noncompliance which would not be expected to have an Adverse Effect;

(3) no Mark has been or is now involved in any opposition, invalidation, cancellation or infringement action and, to the Best Knowledge of Seller, no such action is Threatened against any of the Marks; and

(4) to the Best Knowledge of Seller, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any third party nor is there any potentially interfering trademark or trademark application of any third party.

(e) Trade Secrets. To the Best Knowledge of Seller, each trade secret of Seller which relates to the Business ("Trade Secrets"), and the documentation relating to such Trade Secret, is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

4.13 Inventories. All Inventories on the date hereof consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business as presently conducted, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of Seller as of the date hereof, as the case may be. No items included in the Inventories are pledged as collateral or held by Seller on consignment from another, except as set forth on Schedule 4.13. The inventories are valued at average cost and were so valued at April 30, 2001.

4.14 Litigation; Orders.

(a) Proceedings. Except as set forth on Schedule 4.14, there is no Proceeding which relates to the Business or the Acquisition Assets pending or, to the Best Knowledge of Seller, Threatened against or relating to the Business or the Acquisition Assets. To the Best Knowledge of Seller there is no basis or alleged basis for any such Proceeding or of any governmental investigation relative to Seller, its property or assets, and no event has occurred, nor does any circumstance exist, that may give rise to or serve as a basis for the commencement of any such Proceedings which may have an Adverse Effect on Buyer. No event or condition of any nature which might have an Adverse Effect on Buyer has occurred, exists or, to the Best Knowledge of Seller, is anticipated. The Proceedings listed on Schedule 4.14 will not have an Adverse Effect on Buyer.

(b) Orders. Except as set forth on Schedule 4.14, (1) there is no Order which relates to the Business or the Acquisition Assets to which Seller, or any of the assets owned or used by Seller in the Business, are subject, other than Orders generally affecting the industry in which Seller conducts the Business; and (2) no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business. Except as set forth on Schedule 4.14, (A) Seller is in full compliance with all of the material terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (B) no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject which may have an Adverse Effect on Buyer; and (C Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the assets owned or used by Seller are or have been subject, which may have an Adverse Effect on Buyer.

4.15 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Seller is entitled to any commission, finder's fee or other compensation from Buyer in connection with the transactions contemplated by this Agreement.

4.16 Notices of Violation. Seller has received no notice, and, to the Best Knowledge of Seller, there is no pending notice, of violation of any Legal Requirement, nor the pendency of any Proceeding, threatened or otherwise, which could prohibit, impede, delay or adversely effect the ability of Seller to effect the transactions contemplated in this Agreement.

4.17 Personal Property. Schedule 4.17 contains a detailed list of all machinery, equipment, fixtures, tools, supplies, spare parts, and furniture purchased for or used in connection with the Business and all other tangible personal property and assets owned or leased by Seller which are used in or relate to the Business.

4.18 Products.

(a) Product Warranties. With respect to the Business, each product manufactured, sold or delivered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and Seller has no Liability (and, to the Best Knowledge of Seller, there is no basis for any present or future Proceeding against it giving rise to any Liability) for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the accounting records of Seller, as adjusted for the passage of time through the date hereof in the Ordinary Course of Business. With respect to the Business, no product manufactured, sold or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.18(a) includes copies of the standard terms and conditions of sale or lease for Seller with respect to the Business, including any applicable guaranty, warranty and indemnity provisions.

(b) Product Liability. With respect to the Business, Seller has no Liability (and, to the Best Knowledge of Seller, there is no basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller prior to the date hereof.

4.19 Similar Business Ownership. Neither Seller's officers nor any family member of any of them, owns, directly or indirectly, any interest in, or is an officer, director or principal of, any corporation, partnership, proprietorship, association or other entity which is engaged in a business similar to that of the Business, which has conducted business related to the Business with Seller or which is a party to any contract or agreement related to the Business to which Seller is a party or to which it may be bound, except as set forth on Schedule 4.19. Neither Seller's officers nor any family member of any of them has, directly or indirectly, engaged in any transaction with Seller with respect to the Business, except transactions inherent in the capacity of such person as an officer or employee of Seller, and except as set forth on Schedule 4.19.

4.20 Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) Seller will be able to pay its Liabilities as they become due; (b) Seller's capital will not be impaired or inadequate; (c) Seller will not have insufficient capital with which to conduct its present or proposed business; and (d) Seller will be able to satisfy any judgments against it in actions for money damages promptly in accordance with their terms (taking into account litigation pending and Threatened, the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other Liabilities of Seller as they become due. The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, "insolvent" means, for any Person, that the sum of the present fair saleable value of its assets does not and will not exceed its Liabilities.

4.21 Status of Contracts. Except as set forth on Schedule 4.21, to the Best Knowledge of Seller, each of the Contracts listed on Schedules 2.1(c) and 4.10 (collectively, the "Seller Agreements") constitutes a legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect and the transactions contemplated herein shall not have an Adverse Effect on the Seller Ancillary Documents and they shall continue in full force and effect immediately after the Closing with Buyer as a party thereto instead of Seller, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller has fulfilled and performed its obligations under each of the Seller Agreements, and Seller is not in, or, to the Best Knowledge of Seller, alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the Best Knowledge of Seller, no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the Best Knowledge of Seller, by any such other party. Seller is not currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. True and complete copies of each of the Seller Agreements have heretofore been delivered to Buyer by Seller.

4.22 Subsidiaries and Investments. Except as set forth on Schedule 4.22, Seller does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which relates to the Business; or (b) control any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or the Acquisition Assets.

4.23 Tax Clearance. Except as provided on Schedule 4.23 and in Section 6.7, (a) Seller is not liable for any sales or use Tax related to the Business; (b) no sales Tax will be imposed on the sale of the Acquisition Assets to Buyer; and (c) Buyer is not required to withhold any portion of the Purchase Price on account of any sales or use Tax.

4.24 Title to Properties. Seller has good and marketable title to all of the Acquisition Assets (excluding leased properties). Except as set forth on Schedule 4.24, all Acquisition Assets are free and clear of all Encumbrances, except the Lien for current ad valorem taxes not yet due and payable.

4.25 Completeness of Statement; Effect of Representations and Warranties. The representations and warranties of Seller in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects. No representation or warranty of Seller in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Seller, as qualified by the disclosures made on the Schedules attached hereto, are made with the knowledge, expectation, understanding and desire that Buyer place complete reliance thereon. Neither the representations and warranties of Seller, nor the indemnification obligations of Seller, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer knew or should have known that any representation or warranty of Seller is or might be inaccurate in any respect. The effect of Buyer's Knowledge of such an inaccuracy is provided for in Section 10.6(c).

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

5.1 Corporate Status. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is authorized to transact business therein. Buyer has, and at all times has had, full corporate or other applicable power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such businesses have and are now being conducted.

5.2 Authority; Consents; Enforcement; Noncontravention; Noncompetes.

(a) Authority. Buyer has the corporate or other applicable power and authority to execute, deliver and perform this Agreement, the Note and all other agreements, certificates or documents contemplated hereby to which it is a party ("Buyer Ancillary Documents") and has taken all actions required to authorize, execute, deliver and perform this Agreement and the Buyer Ancillary Documents, including approval by the board of directors of Buyer.

(b) Consents. Except as set forth on Schedule 5.2(b), no consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body, is required for the execution, delivery or performance of this Agreement or the Buyer Ancillary Documents by Buyer ("Buyer's Consents").

(c) Enforcement. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, as the case may be, enforceable in accordance with their terms.

(d) Noncontravention. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer does not violate any provision of the Organizational Documents of Buyer and will not result in a breach or violation or default under any Order of any court or governmental authority to which Buyer is subject or result in a breach by Buyer under any contract or obligation to which it is bound. Neither the execution and the delivery of this Agreement and the Buyer Ancillary Documents, nor the compliance with, or fulfillment of, the terms, conditions and provisions hereof or thereof, will (1) violate any Legal Requirement of Buyer or any provision of its organizational documents; (2) conflict with, result in a breach of, constitute a default under, any contract, agreement, lease, license, instrument or other arrangement or order to which Buyer is a party or is bound by; (3) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer; (4) require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets or properties are subject; or (5) require the approval, consent, authorization or act of, or the making by Buyer of, any declaration, filing or registration with, any Person.

5.3 No Agent or Broker. No agent or broker or other Person acting pursuant to authority given by Buyer is entitled to any commission or finder's fee or other compensation, in connection with the transactions contemplated by this Agreement.

5.4 No Rights to Other Assets. Buyer recognizes that it is acquiring only certain assets of Seller and that Seller has other lines, products and divisions other than the Business. Buyer has no interest in, nor any right to acquire, lease or use any of Seller's properties other than the Acquisition Assets

5.5 Completeness of Statements; Effect of Representations and Warranties. Buyer has disclosed to Seller in other writings or in the Schedules attached hereto, all adverse facts known to it relating to the representations and warranties of Buyer. The representations and warranties of Buyer in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, are true and complete in all respects. No representation or warranty of Buyer in this Agreement, as qualified by the disclosures made on the Schedules attached hereto, contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Buyer (as qualified by the disclosure made on the Schedules attached hereto) are made with the knowledge, expectation, understanding and desire that Seller place complete reliance thereon. Neither the representations and warranties of Buyer, nor the indemnification obligations of Buyer, shall be affected, qualified, modified or deemed waived by reason of the fact that Seller knew or should have known that any representation or warranty of Buyer is or might be inaccurate in any respect.

6. Covenants of the Parties.

6.1 Transition of the Business. Seller covenants with Buyer to cooperate reasonably with Buyer to effect the smooth transition of the control and operation of the Business from Seller to Buyer, as contemplated herein, including the retention of the customers of the Business, by such means that Buyer may reasonably request. Such cooperation shall include the assistance of Seller's senior management and employees for a period of three months from the Closing Date. Seller covenants to cooperate with Buyer in providing all information required hereunder and access thereto and whatever is reasonably required to carry out the purposes and intent of the transactions contemplated by this Agreement.

6.2 Wild Oats Business. Seller further covenants to use its Best Efforts, and to provide Buyer with the assistance of Seller's senior management and other employees for a reasonable term, to gain Buyer access to decision makers for Wild Oats Markets, Inc. or its successors and assigns ("Wild Oats") for the purpose of consideration in the Wild Oats whole coffee bean program that is currently under review by Wild Oats (the "Wild Oats Business"). If Buyer obtains the Wild Oats Business at any time prior to one year from the Effective Date, Buyer shall pay to Seller the lesser of (a) 10% of Buyer's first year sales, net of returns, attributable to the Wild Oats Business for the twelve month period commencing on the date Buyer begins selling to Wild Oats under Wild Oats whole bean program or (b) $100,000 within 10 days of Buyer generating $1 million in net sales to Wild Oats under such whole bean program or the end of the twelve month period commencing on the date Buyer begins selling to Wild Oats under such whole bean program. Buyer agrees to provide Seller with information and access to its Books and Records, as Seller may reasonably request, so that Seller may analyze and review Buyer's business with Wild Oats.

6.3 Employment of Business's Employees. Prior to or at the Closing, Buyer will offer one-year employment agreements to Bob Fan and Michael McLaughlin at salary levels at least equal to their respective current salaries. Buyer may require Messrs. Fan and McLaughlin to relocate as a condition of employment. It shall not be a condition to closing that Buyer offer employment to any of Seller's other employees, nor that any employees of Seller agree to work for the Buyer after the Closing.

6.4 Further Assurances. Each of the parties agrees that it will at any time, and from time to time, after the Closing Date, upon the request and at the expense of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated herein. After the Closing Date, at the expense of Seller, Seller shall, and shall use its Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein. After the Closing Date, at the expense of Buyer, Buyer shall, and shall use its Best Efforts to cause any necessary third party to, execute such documents and do such acts and things as Seller may reasonably require for the purpose of giving to Seller the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated herein.

6.5 Insurance. For a period commencing on the Closing Date and ending one year after the Closing Date, Seller shall maintain insurance in the amount of not less than $2,350,000 for general coverage, plus $5,000,000 umbrella coverage for claims that may be made on and after the Closing Date with reference to the conduct of the Business prior to the Closing Date. Such insurance policy shall name Buyer as an additional named insured, shall provide that such policy shall not be canceled without 30 days prior written notice to Buyer and shall have the premiums for the entire period prepaid. Seller shall provide Buyer with a certificate evidencing such insurance policy at the Closing.

6.6 Filing of Taxes; Payment. Seller shall, for all periods through the Closing Date:

(a) File Returns. Prepare and timely file (including extensions) all Tax Returns that it is required to file under all applicable laws.

(b) Pay Taxes. Timely pay all Taxes it is required to pay.

(c) Withhold Taxes. Withhold and timely pay over to the applicable authorities all Taxes that it is required to withhold and pay over.

(d) Tax on Gain. Pay all Taxes on any sales and the income and gain, if any, that it realizes on the transactions contemplated by this Agreement, including the sale of the Assets.

6.7 Sales and Other State Taxes. Attached hereto as Exhibit C is a summary of the various obligations of Seller to file sales and/or use tax returns in the states where Seller does business that relates to the Business. Seller has given notice to the taxing authorities which require notice prior to the completion of the transactions contemplated herein as shown on Exhibit C and on the Closing Date shall file the required notices with the other taxing authorities.

6.8 Use of Names. From and after the Closing Date and for a period of three years thereafter, Seller shall not, in any manner whatsoever, use the name "Frontier", or any derivative thereof, for any coffee related products or business or any other Marks of Seller included in the Acquisition Assets. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller's current catalog and web site offers coffee and coffee-related products, and Seller may continue to offer coffee accessories, including coffee filters and other products manufactured by third-parties, for up to 36 months after the Closing Date through its catalog and web site so long as Seller fulfills coffee orders solely with coffee products purchased from Buyer.

6.9 Use of Urbana Facility. For up to 30 days after the Closing Date, Buyer shall have the exclusive right to occupy and use Seller's facility in Urbana, Iowa including all the benefits and rights arising under the permits and licenses associated with such facility. For up to 90 days after the Closing Date, Buyer may store the tangible Acquisition Assets acquired from Seller at Seller's facility in Urbana, Iowa on a non-exclusive basis. Seller shall provide Buyer access to such facility for purposes of moving, transferring, selling and/or disposing of such assets. Buyer shall be solely responsible for insuring such assets, and Seller shall have no responsibility to Buyer with respect to the maintenance, repair or preservation of such assets after the Closing. Buyer's use of such facility, and any removal or disposition of such assets, shall be done in full compliance with all applicable laws, regulations and statutes.

7. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to consummate the transactions contemplated herein, and to take the actions required to be taken by Buyer, at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part and, upon the occurrence of the Closing, shall be deemed fully satisfied or waived):

7.1 Accuracy of Representations. All of the representations and warranties of Seller in this Agreement (considered collectively), and each of such representations and warranties (considered individually), must have been accurate in all material respects as of the date hereof, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 Seller Performance. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

7.3 Consents. Each of the Consents identified on Schedule 4.6(b) must have been obtained and must be in full force and effect.

7.4 Other Documents. Buyer must have received such other documents as it may reasonably request for the purposes of (a) evidencing the accuracy of any of the representations and warranties of Seller; (b) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by them prior to the Closing Date; (c) evidencing the satisfaction of any condition referred to in this Section 7; or (d) otherwise reasonably facilitating the consummation or performance of any of the transactions contemplated herein.

7.5 No Proceedings. There must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein.

7.6 No Prohibition. Neither the consummation nor the performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

8. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to consummate the transactions contemplated herein and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part and, upon the occurrence of the Closing, shall be deemed fully satisfied or waived):

8.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 Buyer's Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3 Consents. Each of the Consents identified on Schedule 5.2(b) must have been obtained and must be in full force and effect.

8.4 Other Documents. Seller must have received such other documents as Seller may reasonably request for the purpose of (a) evidencing the accuracy of any representation or warranty of Buyer; (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer prior to the Closing Date; (c) evidencing the satisfaction of any condition referred to in this Section 8; or (d) otherwise reasonably facilitating the consummation of any of the transactions contemplated herein.

8.5 No Proceedings. There must not have been commenced or Threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated herein; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated herein.

9. Deliveries and Actions To Be Taken At Closing.

9.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (duly executed where appropriate):

(a) Seller's Authority Certificate. A certificate from Seller in the form of Exhibit D, dated as of the Closing Date, certified by the Secretary of Seller, attached to which are (1) a certified copy of the articles of incorporation of Seller; (2) a copy of the bylaws or other organizational documents of Seller; (3) copies of the resolutions of the board of directors of Seller approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Seller.

(b) Seller's Compliance Certificate. A certificate in the form of Exhibit E executed by an authorized officer of Seller certifying that (1)(A) the representations and warranties made by Seller in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Seller has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Seller on or prior to the date hereof.

(c) Bill of Sale and Assignment. A Bill of Sale and Assignment for the Acquisition Assets in the form of Exhibit F.

(d) Possession of Acquisition Assets. Possession of all the Acquisition Assets, free of the possession of all third parties.

(e) Payment of Liens and Encumbrances. Confirmation that the Encumbrances set forth on Schedule 4.24 have been paid or are being paid simultaneously with the Closing.

(f) Insurance Certificates. A certificate or certificates for the insurance coverage required pursuant to Section 6.5.

(g) Tax Clearance Certificates. Tax Clearance Certificates issued by the applicable taxing authority of each jurisdiction of the Business.

(h) Consents; Governmental Authorizations. Consents of all parties to the Contracts and Governmental Authorizations being assigned to and assumed by Buyer hereunder, where such consent is required for the assumption of such Contracts and Governmental Authorizations.

9.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller (duly executed where appropriate):

(a) Buyer's Authority Certificate. A certificate from Buyer in the form of Exhibit G, dated as of the Closing Date, certified by the Secretary of Buyer, attached to which are (1) a certified copy of the certificate of incorporation of Buyer; (2) a copy of the bylaws or other organizational documents of Buyer; (3) copies of the resolutions of the board of directors of Buyer approving this Agreement and the transactions contemplated thereby; and (4) an incumbency certificate of the Persons executing this Agreement or any other document delivered at the Closing on behalf of Buyer.

(b) Buyer's Compliance Certificate. A certificate in the form of Exhibit H executed by an authorized officer of Buyer certifying that (1)(A) the representations and warranties made by Buyer in this Agreement that are qualified as to materiality are true, complete and accurate as of the date hereof and (B) the representations and warranties that are not so qualified are true, complete and accurate in all material respects as of the date hereof; and (2) Buyer has performed and complied, in all material respects, with all agreements, obligations, covenants and conditions required by the Agreement to be so performed or complied with by Buyer on or prior to the date hereof.

(c) Purchase Price. Payment of the Purchase Price in the form required by Section 2.5.

(d) Consents. All Consents required pursuant to Section 5.2(b).

(e) Assumption Agreement. At the Closing, Buyer shall execute and deliver the Assumption Agreement in the form of Exhibit A.

9.3 License Agreement. At the Closing, Buyer and Seller shall execute and deliver the License Agreement in the form of Exhibit I.

9.4 Seller's Noncompetition Agreement. At the Closing, Buyer and Seller shall execute and deliver a Noncompetition Agreement of Seller in the form of Exhibit K.

9.5 Letter Agreement. At the Closing, Buyer and Seller shall execute and deliver a Letter Agreement in the form of Exhibit K.

10. Indemnification; Remedies.

10.1 Survival; Right to Indemnification. All representations and warranties in this Agreement, the Schedules and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for the periods provided in Section 10.4. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not deprive a party of the right to indemnification, payment of damages or other remedy based on such representation, warranty, covenant or obligation.

10.2 Indemnification and Payment of Damages By Seller. Seller shall indemnify and hold Buyer and its directors, officers, shareholders, Affiliates and successors and assigns ("Buyer Indemnities") harmless from, and shall pay to the Buyer Indemnities the amount of, all damages, arising, directly or indirectly, from or in connection with:

(a) Representations and Warranties. Any breach of any representation or warranty made by Seller in this Agreement.

(b) Covenants and Agreements. Any breach by Seller of any covenant, agreement or obligation of Seller in this Agreement.

(c) Liabilities. All Liabilities of Seller, but excluding the Assumed Liabilities.

(d) Products and Services. Any product shipped or fabricated by, or any services provided by, Seller prior to the Closing.

(e) Transaction Fees. Any claim for broker, finder, investment advisor or similar fees by any person associated with Seller or arising from Seller's conduct.

10.3 Indemnification By Buyer. Buyer shall indemnify and hold Seller, its shareholders, directors, officers, shareholders, Affiliates, successors and assigns ("Seller Indemnities") harmless for, and will pay to the Seller Indemnities the amount of, all damages arising directly or indirectly from or in connection with:

(a) Representations and Warranties. Any breach of any representation or warranty made by Buyer in this Agreement.

(b) Covenants and Agreements. Any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement.

(c) Claims. Any claim, demand or Proceeding made or brought against Seller resulting from Buyer's operation of the Acquisition Assets after the Closing Date.

10.4 Time Limitations. Buyer and Seller must assert any claims within 12 months after Closing, except Buyer and Seller must assert claims with respect to Sections 4.3 (Undisclosed Liabilities), 4.18(a) (Product Warranty), and 4.24 (Title to Properties) within 36 months after Closing.

10.5 Indemnity Claims.

(a) Notification of Claims. In the event that any claim ("Claim") is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party ("Indemnitee") shall, in writing, notify the party required by the terms of this Agreement to indemnify the Indemnitee ("Indemnifying Party") thereof ("Claims Notice") within 30 days after (1) receipt of written notice of commencement of any third-party litigation against such Indemnitee; (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of damages that have been or may be incurred or suffered.

(b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may, at any time, elect to defend or compromise any Claim by a third party ("Third Party Claim"), at its own expense and in its sole discretion and by its own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would impose upon the Indemnitee injunctive or other equitable relief.

(c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith and reasonable judgment that there is a reasonable probability that a Proceeding may adversely and materially affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its prior written consent (which may not be unreasonably withheld or delayed).

(d) Consent to Jurisdiction by Seller. Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Buyer Indemnitee for purposes of any Claim that a Buyer Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a Claim anywhere in the world.

(e) Buyer's Consent to Jurisdiction. Buyer hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Seller Indemnitee for purposes of any Claim that a Seller Indemnitee may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Buyer with respect to such a Claim anywhere in the world.

(f) Defense of Claim by Indemnitee. If, within 30 days of the Indemnifying Party's receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim and the reasonable costs and expenses of such defense, including costs of investigation and reasonable attorneys' fees, shall be added to the Claim. In the event the Indemnitee assumes control of the defense or compromise of a Claim under this Section 10.5(f), the Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

(g) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party's defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 10.5(a) shall relieve the Indemnifying Party from the obligation to indemnify under Section 10.2 or 10.3, as the case may be, but only to the extent the Indemnifying Party establishes by competent evidence that it or he is or has been materially and adversely prejudiced thereby.

10.6 Limitations on Indemnification by Seller. Notwithstanding the provisions of Section 10.2 to the contrary:

(a) Seller's' Maximum Liability. Seller's' aggregate obligation to indemnify Buyer under this Section 10 shall not exceed an amount equal to 100% of the Purchase Price.

(b) Basket Amount. No Indemnifying Party shall be liable to any Indemnitee for indemnification of any amounts pursuant to this Section 10 other than pursuant to Section 10.2(e) unless the aggregate amount of all indemnifiable losses exceeds $50,000 (the "Basket") and only to the extent such losses exceed the Basket.

(c) Certain Defenses.

(1) If Buyer makes any claim for indemnification against Seller arising under Section 4.25, Seller shall be entitled to assert all defenses that constitute a defense to any action brought under section 10 of the Securities Exchange Act of 1934, section 12(2) of the Securities Act of 1933 and common law fraud.

(2) Seller shall be entitled to assert the defense to any Indemnity Claim that Buyer had actual Knowledge of the facts giving rise to such Indemnity claim prior to the Closing Date. Seller shall bear the burden of proving Buyer's actual Knowledge by clear and convincing evidence.

10.7 Adjustments for Insurance Proceeds. Any claim for indemnity pursuant to this Section 10 shall be reduced by any insurance proceeds actually received or receivable by the Indemnitee.

10.8 Sole and Exclusive Remedy. The indemnification provided under this Section 10 shall constitute the sole and exclusive remedy of Buyer and Seller subsequent to the Closing for any damages sustained by Buyer or Seller under this Agreement or otherwise other than damages based upon fraud or fraudulent misrepresentation.

11. Miscellaneous Provisions.

11.1 Amendment; Waiver. This Agreement and the Exhibits and Schedules may be amended, modified or superseded only by a written instrument signed by all of the parties to this Agreement. No party shall be deemed to have waived compliance by another party of any provision of this Agreement unless such waiver is contained in a written instrument signed by the waiving party and no waiver that may be given by a party will be applicable except in the specific instance for which it is given. The failure of any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option contained in this Agreement or to require at any time performance of any of the provisions of this Agreement, by any of the other parties shall not be construed to be a waiver of such provisions and shall not affect the validity of this Agreement or any of its provisions or the right of such party thereafter to enforce each provision of this Agreement. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party's rights, powers and remedies.

11.2 Limited Assignment; Binding Effect. No party shall assign any of its rights or obligations under this Agreement without obtaining the prior consent of the other parties to this Agreement, except that a party may assign any of its rights and obligations under this Agreement without the prior consent of other parties to any wholly-owned affiliate of the assigning party. No assigning party shall be relieved of its obligations arising under this Agreement. Subject to the foregoing, all the provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties to this Agreement and their respective heirs, legal representatives, successors and assigns.

11.3 Confidentiality of Certain Information.

(a) Nondisclosure. The parties and their respective agents and employees shall hold and keep confidential all information which is proprietary in nature and non-public or confidential, in whole or in part (the "Confidential Information") which any of them may receive from any other party concerning such other party. Failure to mark any of the Confidential Information as non-public, proprietary or confidential shall not affect its status as Confidential Information under the terms of this Agreement. Confidential Information shall not include any information in the possession of the receiving party (1) that is developed by the such party in the Ordinary Course of Business without reference to and independent of any Confidential Information; (2) is learned from a third party not under any duty of confidence to the disclosing party; or (3) becomes generally available to the public through no fault of the receiving party or any of its Affiliates, directors, officers, employees, agents, shareholders or other of its representatives.

(b) Nonuse. None of the parties nor their respective directors, officers, employees, counsel, agents or other representatives, without the prior consent of the disclosing party, disclose or use any such Confidential Information, in whole or in part, except in connection with the performance of the transactions described in this Agreement. Unless otherwise required by law, none of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any Person or entity, other than its respective directors, officers, employees, counsel, agents and other representatives and such other third parties (such as lenders and lessors) with whom it must communicate to consummate the transactions described by this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return, as requested by the disclosing party, to the disclosing party all copies of documents that contain that party's Confidential Information.

11.4 Construction and Interpretation of Agreement.

(a) Titles and Captions. Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

(b) "Including". When used in this Agreement, the word "including" shall have its normal common meaning and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject.

(c) Joint Preparation. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(d) Number and Gender. Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular and all nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

11.6 Cumulative Remedies; Specific Performance. No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party may be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or Proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

11.7 Entire Agreement. This Agreement, together with the Exhibits and Schedules embodies the entire agreement and understanding of the parties related to its subject matter and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to subject matter of this Agreement. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement.

11.8 Exclusive Forum. Any action to enforce any provision of this Agreement shall be instituted exclusively in the United States District Court for the District of Vermont or, if such Court does not have jurisdiction to adjudicate such action, in the courts of the State of Vermont located in Washington County, Vermont. The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and shall not plead any objection that they may now or hereafter have to the jurisdiction of such courts over the parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in the United States District Court for the District of Vermont or in the Courts of the State of Vermont located in Washington County, Vermont.

11.9 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, if any, shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. The parties intend that each representation, warranty, covenant and obligation contained in this Agreement shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained in this Agreement in any respect, merely because there exists another representation, warranty, covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the party's breach of the first representation, warranty, covenant or obligation.

11.10 Expenses. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

11.11 Further Assurances. Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

11.12 Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Vermont, without giving effect to any conflict of law rule or principle of such state.

11.13 No Public Announcement. No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other parties prior to such disclosure and all of the parties shall cooperate to cause a mutually agreeable release or announcement to be issued.

11.14 No Third Party Beneficiaries. This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

11.15 Notices. All notices, requests, consents, approvals, waivers, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered to the parties on the (a) date of personal delivery or transmission by facsimile transmission; (b) second Business Day following the date of delivery to a nationally recognized overnight courier service; or (c) third Business Day following the date of deposit in the United States Mail, postage prepaid, by certified mail, in each case, addressed as follows, or to such other address, Person or entity as any party may designate by notice to the others in accordance herewith:

If to Buyer:	Green Mountain Coffee, Inc. 33 Coffee Lane Waterbury, Vermont 05676 Attention: Kevin McBride Telephone: 802.882.2370 Facsimile: 802.244.6565
With a copy to:	Greenebaum Doll & McDonald PLLC 2800 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Attention: Michael H. Brown, Esq. Telephone: 513.455.7615 Facsimile: 513.762.7915
If to Seller:	Frontier Cooperative Herbs 2990 Wilderness Place, Suite 200 Boulder, Colorado 80301 Attention: George Rountree Telephone: 303.449.8137 Facsimile: 303.449.8116
With a copy to:	Krendl Krendl Sachnoff & Way, P.C. 370 17th Street, Suite 5350 Denver, Colorado 80202 Attention: Lee F. Sachnoff, Esq. Telephone: 303.629.2600 Facsimile: 303.629.2606

11.16 Recovery of Expenses by Prevailing Party. The party prevailing in any civil action, arbitration or other Proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including accounting fees, attorneys' fees and expert witnesses' fees.

11.17 Severability of Provisions. If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

11.18 Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

In Witness Whereof, the parties have entered into this Agreement on the date first written above.

Green Mountain Coffee, Inc. By: Kevin Mc Bride Title: Vice President ("Buyer")

Frontier Cooperative Herbs By: Terrence Tierney Title: Chief Marketing Officer ("Seller")

Appendix of Defined Terms

"Acquisition Assets" shall have the meaning set forth in Section 2.1.

"Adverse Effect" means any condition, change or event that would materially and adversely affect the Business, operations, properties (including intangible properties) or financial condition of Seller taken as a whole.

"Affiliate" means (1) a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is controlled by a Person that controls, such Person; (2) any trust or estate in which such Person has a beneficial interest or as to which such Person serves as a trustee or in another fiduciary capacity; or (3) any spouse, parent or lineal descendent of such Person. As used in this definition, "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

"Agreement" means this Agreement, the Exhibits and the Schedules.

"Assumed Liabilities" shall have the meaning set forth in Section 2.3.

"Assumption Agreement" shall have the meaning set forth in Section 2.3.

"Basket" shall have the meaning set forth in Section 10.6(b).

"Best Efforts" means taking or causing to be taken, any action, and to do, or cause to be done, things necessary, proper or advisable under applicable laws and regulations, each case in the exercise of commercially reasonable judgment and diligence.

"Best Knowledge of Seller" means the actual knowledge of Seller after inquiry of Terry Tierney, George Rountree, Bill Kooistra and Tony Bedard (without any duty of independent investigation) and shall not include the knowledge of any other person.

"Books and Records" shall have the meaning set forth in Section 4.7.

"Business" shall have the meaning set forth in the Recitals to this Agreement.

"Business Day" means a day of the year on which banks are not authorized to be closed in the City of New York.

"Business Financial Statements" shall have the meaning set forth in Section 4.2.

"Buyer" shall have the meaning set forth in the preamble to this Agreement.

"Buyer Ancillary Documents" shall have the meaning set forth in Section 5.2(a).

"Buyer Indemnities" shall have the meaning set forth in Section 10.2.

"Buyer's Consents" shall have the meaning set forth in Section 5.2(b).

"Claim" shall have the meaning set forth in Section 10.5.

"Claims Notice" shall have the meaning set forth in Section 10.5(a).

"Closing" shall have the meaning set forth in Section 3.

"Closing Date" shall have the meaning set forth in Section 3.

"Confidential Information" shall have the meaning set forth in Section 11.3(a).

"Contracts" shall have the meaning set forth in Section 2.1(c).

"Data and Records" shall have the meaning set forth in Section 2.1(d).

"Dollars"; "$" means lawful currency of the United States of America.

"Effective Date" shall have the meaning set forth in Section 3.

"Encumbrance" means any charge, claim, community property, interest, condition, equitable interest, Lien, option, pledge, right of refusal, security interest or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Facilities" means any real property, leaseholds or other real property interests owned by Seller and any buildings, plants, structures or equipment (including motor vehicles), that are owned or leased as of the Closing Date.

"Governmental Authorizations" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any (1) nation, state, county, city, town, village, district or other jurisdiction of any nature; (2) federal, state, local, municipal, foreign or other governmental organization or body; (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (4) multi-national organization or body; or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Indemnitee" shall have the meaning set forth in Section 10.5(a).

"Indemnifying Party" shall have the meaning set forth in Section 10.5(a).

"Insurance Proceeds" shall have the meaning set forth in Section 2.1(g).

"Intellectual Property" shall have the meaning set forth in Section 4.12(a).

"Inventories" shall have the meaning set forth in Section 2.1(b).

"IRC" shall mean the Internal Revenue Code of 1986, as amended.

"IRS" means the Internal Revenue Service.

"Knowledge" means, with respect to Buyer, the actual knowledge of Buyer after inquiry of those persons holding executive offices of Buyer (without any duty of independent investigation) and shall not include the knowledge of any other person, and, with respect to Seller, the Best Knowledge of Seller.

"Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, the failure to comply with which would have an "dverse Effect.

"Liabilities" means any claim, obligation, expense or cost whether fixed, contingent, matured, unmatured, known or unknown, accrued or unaccrued.

"Lien" means any lien, claim, Encumbrance, security interest, option, mortgage, mortgage note, deed of trust, easement, license, leasehold interest, right of way, title defect, charge, restriction or right of any third party of any kind upon any properties or assets in which Seller has an interest.

"Marks" shall have the meaning set forth in Section 4.12(d).

"Order" means any award, decision, injunction, judgment, unit, decree, subpoena or verdict entered, issued, as made or rendered by any court administration agency or other Governmental Body or by any arbitrator.

"Ordinary Course of Business" shall mean conduct occurring in the usual and customary operation of the Business.

"Organizational Documents" for each party means a recent good standing certificate issued by each Secretary of State where such party is qualified to do business and the charter, articles of incorporation and by laws.

"Permits" shall have the meaning set forth in Section 4.5.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Personal Property" shall have the meaning set forth in Section 2.1(a).

"Prepaid Expenses" shall have the meaning set forth in Section 2.1(i).

"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, a Governmental Body or arbitrator.

"Purchase Price" shall have the meaning set forth in Section 2.5.

"Related Person" shall have the meaning set forth in section 267(b) of the IRC.

"Retained Liabilities" shall have the meaning set forth in Section 2.4.

"Schedules" shall have the meaning set forth in Section 2.1(a).

"Seller" shall have the meaning set forth in the preamble to this Agreement.

"Seller Agreements" shall have the meaning set forth in Section 4.21.

"Seller Ancillary Documents" shall have the meaning set forth in Section 4.6(a).

"Seller Indemnities" shall have the meaning set forth in Section 10.3.

"Seller's Consents" shall have the meaning set forth in Section 4.6(b).

"Tax" means any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Returns" means any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened" means any demand or statement made in writing or any notice given in writing asserting a claim, Proceeding, dispute, action or other matter.

"Third Party Claim" shall have the meaning set forth in Section 10.5(b).

"Trade Secrets" shall have the meaning set forth in Section 4.12(e).

"Wild Oats" shall have the meaning set forth in Section 6.2.

"Wild Oats Business" shall have the meaning set forth in Section 6.2.